Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of LOHA CO., LTD. on Amendment No.2 to Form F-1 (File Number 333-235426) of our report dated March 27, 2020, with respect to our audits of the consolidated financial statements of LOHA CO., LTD. as of September 30, 2018 and 2019 and for the years ended September 30, 2018 and 2019, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum Bernstein & Pinchuk LLP

New York, New York

March 27, 2020